For Immediate Release

SALLIE B. BAILEY TO JOIN FERRO CORPORATION

AS VICE PRESIDENT & CHIEF FINANCIAL OFFICER

CLEVELAND, Ohio – October 26, 2006 – Ferro Corporation (NYSE: FOE) announced today that Sallie B. Bailey will join the Company on January 2, 2007, as Vice President and Chief Financial Officer.

Ms. Bailey will replace Thomas M. Gannon. Mr. Gannon has been Vice President and Chief Financial Officer since joining Ferro in 2003.

Ms. Bailey currently serves as Senior Vice President-Finance and Controller with The Timken Company. She will report to James F. Kirsch, President and Chief Executive Officer at Ferro.

“We are fortunate to have an executive with Sallie’s deep management experience at major global public companies joining us,” said Mr. Kirsch. “Her depth of financial and business expertise is a great match with the goals we have to transform Ferro into a high-performance leader in the specialty materials and chemicals industry.”

Mr. Gannon has expressed an interest in pursuing opportunities outside the Ferro financial organization. “We are grateful to Tom Gannon for his stewardship of Ferro’s financial operations during a very difficult period,” said Mr. Kirsch.

At Timken, Ms. Bailey oversees the global treasury, financial reporting, tax, and financial performance and planning functions. Timken is a publicly held global manufacturer of highly engineered bearings, alloy steels and related products, with operations in 27 countries, 27,000 employees and sales of $5.2 billion in 2005. Ms. Bailey also serves as a director of Milacron, Inc., a global manufacturer of plastics processing equipment and supplies.

Ms. Bailey joined Timken in 1995 as director of finance and was promoted into key financial management roles, including treasurer and corporate controller.

Before joining Timken, she was with Tenneco Inc. in Houston, Texas, and Deloitte and Touche in Chicago, Illinois.

Ms. Bailey earned a bachelor’s degree in economics and German from Wellesley College and an MBA in finance and accounting from the University of Chicago.

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SALLIE B. BAILEY TO JOIN FERRO AS VP & CFO, page 2 of 3, October 26, 2006

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported 2005 sales of $1.9 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of its credit facilities;

•	Satisfactory consultation with employee representatives in certain countries in connection with the Company’s European restructuring;

•	The ultimate outcome of class action lawsuits filed against the Company; and

•	The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

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SALLIE B. BAILEY TO JOIN FERRO AS VP & CFO, page 3 of 3, October 26, 2006

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com